EMPLOYMENT AGREEMENT

  This Employment Agreement ("Agreement") is effective as of March 1,
1996, by and between Emmis Broadcasting Corporation, an Indiana corporation (the "Employer"), and Howard L. Schrott, an Indiana resident (the
"Executive").  This Agreement is made with reference to the following facts:

  A. Employer and its subsidiaries are engaged in the ownership and operation of various radio stations, magazines, and related operations (together, the "Emmis Group").

  B. Employer desires to employ Executive as an executive, and Executive desires to be so employed.

  NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

  1. Employment. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive and Executive hereby accepts employment by the Employer.

  2. Term. The term of Executive's employment hereunder (the "Term") shall commence on March 1, 1996 and continue until February 28, 1999, unless terminated earlier in accordance with the provisions herein. As used herein, the term "Contract Year" means the twelve (12) month period commencing on March 1, 1996 and on each anniversary thereof during the Term.

  3.  Executive's Position, Duties and Authority.
       3.1 Position. Employer shall employ Executive, and Executive shall serve as an executive of Employer and of any successor by merger, acquisition of substantially all of the assets or stock of Employer or otherwise. Executive shall serve as Executive Vice President and Chief Financial Officer of Employer or in such other position or positions to which the Board of Directors of Employer (the "Board") shall appoint Executive.
       3.2 Duties and Authority. Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with Employer. Subject to any change in title or duties pursuant to Section 3.1, Executive's duties, functions, authority and responsibilities hereunder shall be substantially the same as or greater than the duties, functions, authority and responsibilities held by Executive immediately prior to the execution of this Agreement. Executive's services hereunder shall be performed on a full-time basis in a diligent and competent fashion to the best of his abilities.

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Executive shall not undertake any outside employment or outside business activities without the consent of the Board.
       3.3 Emmis Group Directorships and Offices. If Executive is elected as a director of Employer, Executive shall serve in such position without additional remuneration. Executive shall also serve without additional remuneration as a director or officer of one or more of Employer's subsidiaries if appointed to such position or positions by Employer.

  4.  Base Compensation.
       4.1 Base Salary. During the first Contract Year, Employer shall pay or cause to be paid to Executive a base salary per annum (the "Base Salary") of Two Hundred Thousand Dollars ($200,000), payable in bi-weekly installments. For the second Contract Year, Employer shall pay or cause to be paid to Executive a Base Salary per annum of Two Hundred Twenty Thousand Dollars ($220,000). For the third Contract Year, Employer shall pay or cause to be paid to Executive a Base Salary per annum of Two Hundred Forty-Two Thousand Dollars ($242,000).
       4.2 Car Allowance. During the Term, Executive shall receive a car allowance paid monthly in the same amount received by Executive in the month immediately following execution of this Agreement.

  5.  Additional Compensation.
       5.1 Cash Incentive Compensation. If Employer pays cash bonuses to its key executives with respect to a particular Contract Year and Executive's performance justifies such a bonus, Executive shall receive an annual cash bonus (the "Cash Bonus") for such Contract Year of not less than Twenty Thousand Dollars ($20,000) or more than Fifty Thousand Dollars
($50,000). Subject to the foregoing, the amount of the Cash Bonus shall be determined by the Chairman of the Board and Chief Executive Officer of Employer based on Executive's performance during the Contract year and Employer's bonus practices or guidelines with respect to its key executive officers for such Contract Year.
       5.2 Equity-Based Incentive Compensation. Executive shall be entitled to receive equity-based incentive compensation as follows:
            5.2.1 Stock Bonuses. On February 28, 1999, Executive shall be awarded ten thousand (10,000) shares of Class A Common Stock of Employer if Executive has performed under this Agreement for the entire three-year Term and is still an employee of Employer on February 28, 1999.
The foregoing stock bonus is in consideration of Executive's employment for the three-year period commencing March 1, 1996. Except as otherwise provided in Section 11, no portion of the foregoing stock bonus shall be earned by Executive unless he has performed under this Agreement for the entire three-year Term.
            5.2.2 Stock Options. On March 1 of each Contract Year during the Term of this Agreement, Executive shall be granted an option (the "Executive Option") to acquire the number of shares of Class A Common Stock

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of Employer designated below at an exercise price per share equal to its Fair
Market Value, as defined in the Emmis Broadcasting Corporation 1994 Equity Incentive Plan ("Plan"), on the date of the grant of the option. The grant date shall be the first day of the applicable Contract Year, so that the first grant date shall be March 1, 1996. On that first grant date, Executive shall be granted an Executive Option to acquire twenty-nine thousand eight hundred and six (29,806) shares at an exercise price per share of $38.50, its Fair Market Value on March 1, 1996. Each of the remaining two Executive Options shall cover twelve thousand (12,000) shares. Each Executive Option
(i) shall be granted pursuant and subject to the terms and conditions of the Plan; (ii) shall be evidenced by a written grant agreement containing such terms as are generally provided for executives of Employer; and (iii) shall be exercisable for Class A Common Stock, without restrictive legends on the certificates therefor other than those appearing on the Class A Common Stock generally.

  6. Expenses. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term of this Agreement in the performance of Executive's services hereunder upon presentation of expense statements or vouchers or such other supporting information as Employer may reasonably require of Executive.

  7. Vacation and Other Benefits. Executive shall be entitled to paid vacation per Contract Year in accordance with Employer's company practices. In addition, Executive shall be eligible to participate in and receive the fringe benefits generally made available to all other employees of the Emmis Group in accordance with, and to the extent that he is eligible under, the general provisions of such plans or programs; provided, however, that Executive shall not be required to pay any portion of the premium for the group medical policy issued by Massachusetts Mutual Life Insurance Company and maintained by Employer or for any substantially similar policy issued in replacement thereof.

  8.  Confidential Information.
       8.1 Non-disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group is of a confidential nature and that as a result of his employment with Employer, Executive may have received or may hereafter receive confidential information concerning the business of Employer or its subsidiaries which, if known to competitors of Employer, would damage Employer, its subsidiaries or their respective businesses. Executive agrees that during the Term and for a period of six
(6) months from the termination of this Agreement, by expiration or otherwise (in the aggregate, the "Applicable Period"), Executive will not divulge or appropriate to his own use, or to the use of any third party (other than Employer and its representatives or as directed in writing by Employer), any information or knowledge concerning the business of Employer or its subsidiaries which is not generally available to the public other than

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through the activities of Executive.  Executive further agrees that upon termination of his employment for any reason, Employee will surrender to Employer all documents, brochures, writings, illustrations, price lists, marketing plans, budgets and other such materials which he received from or developed on behalf of Employer or any member of the Emmis Group through his employment. Executive acknowledges that all such materials are at all times property of Employer.
       8.2 Injunctive Relief. Executive acknowledges that his breach of Section 8.1 will cause irreparable injury and damage to Employer, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach would be inadequate, and that the provisions of this
Section 8 have been negotiated and written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 8.1, then Employer shall be entitled to injunctive relief enforcing Section 8.1 to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section 8.1 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-disclosure set forth herein. Accordingly, the obligations set forth in Section 8.1 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the Applicable Period began to run and the date of the first violation of the covenants by Executive.

  9.  Non-interference and Non-competition.
       9.1 Non-interference. During the Applicable Period, Executive will not, directly or indirectly, take any action (or permit any action to be taken by an entity with which he is associated) which has the effect of interfering with (i) on-air talent of Employer or its subsidiaries or (ii) any other employee of either Employer or any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during the Applicable Period neither he nor any entity with which he is associated shall hire or engage any on-air talent of Employer or any of its subsidiaries or any other employee of Employer or any of its subsidiaries to provide services for any other business or solicit them to cease their employment with Employer or any member of the Emmis Group.
       9.2 Non-competition. During the Applicable Period, Executive will not, without the prior written approval of the Board, engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or shareholder of any corporation, partnership or other entity which is engaged in the broadcasting business in any ADI radio market in which any member of the Emmis Group owns, operates or has an interest in any broadcasting station at such time. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive's ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 9.2.
       9.3 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 9 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded

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to Executive by Employer by virtue of his continued association with
Employer, and the influence that Executive will have over Employer's employees, customers and suppliers by virtue of Executive's relationships with such persons. Executive further acknowledges that his breach of Section
9.1 or 9.2 will cause irreparable injury and damage to Employer, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach would be inadequate, and that the provisions of this Section 9 have been negotiated and written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 9.1 or Section 9.2, then Employer shall be entitled to injunctive relief enforcing Section 9.1 or 9.2, as the case may be, to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section 9.1 or 9.2 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference or non-competition set forth herein. Accordingly, the obligations set forth in Sections 9.1 and 9.2 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the Applicable Period began to run and the date of the first violation of the covenants by Executive.
       9.4 Construction. In the event that, despite the express agreement herein of Employer and Executive, any provisions of this Section
9 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 9 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that the Section shall be severable into its component parts, all as determined by such court or tribunal.

  10.  Termination of Agreement by Employer for Cause.
       10.1 Termination. Employer may, by action of the Board, terminate Executive's employment hereunder for Cause (as defined in Section
10.3 below) in accordance with the terms and conditions of this Section. Following a determination by the Board that Executive should be terminated for Cause, Employer shall give written notice (the "Preliminary Notice") to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to respond. If following expiration of such ten (10) day period the Board reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the "Final Notice").
       10.2 Effect of Termination. In the event of termination for Cause as provided in Section 10.1 above:
            (i) Executive shall have no further obligations or liabilities hereunder except his obligations under Sections 8 and 9, which shall survive such termination of this Agreement and except for any obligations arising in connection with any conduct of Executive described in
Section 10.3;

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            (ii)  Employer shall have no further obligations or
liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
                 (A) Pay to Executive all unpaid Base Salary with respect to any period ending on or before the termination date; and
                 (B) Pay to Executive any Cash Bonus which may have been earned for a Contract Year ending on or prior to the termination date pursuant to Section 5.1 but which is unpaid as of the termination date.
       10.3  Definition of Cause.  As used herein, "Cause" means either
(i) action by Executive involving willful or repeated failure, neglect or refusal to perform any material obligation under this Agreement (or any duties assigned to Executive consistent with the terms of this Agreement) at the time and in the manner set forth herein (or in such assignment), and continuation of such breach after written notice and the expiration of a thirty (30) day cure period (provided, however, that it is not the parties' intention that Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this clause (i), it may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to cure); or (ii) Executive's commission of a felony involving moral turpitude or Executive's action, knowing allowance of actions, or omissions which are in violation of the communications laws or the rules and regulations of the Federal Communications Commission (the "FCC") or which otherwise jeopardize the FCC licenses granted to Employer or its subsidiaries.

  11.  Disability.
       11.1  Termination of Employment.   If Executive shall become
Disabled (as defined in Section 11.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such disability or nonperformance of duties, until Executive has been disabled for a cumulative period of six (6) months, at which time Executive's employment shall automatically terminate on the last day of such six (6) month period. The date that Executive's employment terminates pursuant to this Section is referred to herein as the "Disability Termination Date."
       11.2 Disability Definition. Executive shall be deemed to have become "Disabled" for purposes of this Agreement if, during the term of this Agreement, because of ill health, physical or mental disability or for other causes beyond his control, he shall have been unable or unwilling or shall have failed to perform his duties hereunder.
       11.3 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after a Disability Termination Date except his obligations under Sections 8 and 9 which shall survive. After a Disability Termination Date, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 11.4, 11.5 and 11.6 below which shall survive.

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       11.4  Payment of Unpaid Salary after Termination.  Employer shall, not later than two (2) weeks after a Disability Termination Date, pay to Executive all unpaid Base Salary with respect to any period ending on or before the Disability Termination Date.
       11.5 Post-Termination Compensation. Following a Disability Termination Date, Employer shall pay to Executive in bi-weekly payments during each Contract Year or partial Contract Year which would have otherwise been remaining under this Agreement an amount equal to fifty percent (50%) of the Base Salary for such Contract Year or partial Contract Year. The benefits required to be paid under this Section 11.5 shall be reduced by the amount of any benefits payable to Executive under any group or individual disability insurance plan or policy, the premiums for which are paid by Employer.
       11.6  Prorated Stock Bonuses.  Employer shall, not later than two
(2) weeks after a Disability Termination Date, award to Executive a prorated portion of the ten thousand (10,000) shares to which Executive would have otherwise been entitled had he been employed for the entire three-year Term, as provided in Section 5.2.1. The percentage of shares to be awarded to Executive shall equal the ratio that the number of full months during which Executive was employed hereunder, from March 1, 1996 through the Disability Termination Date, bears to thirty-six (36) months. No fractional shares shall be awarded; the resulting product obtained by multiplying ten thousand (10,000) shares by the foregoing percentage shall be rounded off to the next highest number.

  12.  Death of Executive.
       12.1 Termination of Agreement. This Agreement shall terminate upon Executive's death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder (including, but not limited to, any obligation to make payments under Section 11 for any period after Executive's date of death) except its obligations under Section 12.2 below which shall survive such termination.
       12.2 Compensation. Employer shall, not later than two (2) weeks after Executive's date of death, pay to the Executive's estate or designated beneficiary all unpaid Base Salary with respect to any period ending on or before Executive's date of death.
       12.3 No Reduction. Amounts payable pursuant to this Section shall not be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy.
       12.4 Death After Termination. In the event Executive dies after termination of this Agreement pursuant to Sections 10 or 11, all amounts or shares required to be paid or delivered by Employer prior to Executive's death in connection with such termination that remain unpaid or undelivered as of Executive's date of death shall be paid or delivered to Executive's estate or designated beneficiary.

  13. No Mitigation Required. Executive shall not be required to mitigate any damages suffered by him by reason of Employer's breach hereof.

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No amounts payable to Executive by reason of the termination of his employment hereunder shall be subject to reduction or offset, or otherwise diminished, by reason of any other compensation received by Executive.

  14.  Change in Control.
       14.1 Change in Duties. Following the occurrence of a Change in Control (as defined below), any change in duties pursuant to Section 3.1 that increases Executive's duties, functions or responsibilities hereunder shall be reasonable under the circumstances then existing and shall not unreasonably impair Executive's ability to perform the services then required of him under this Agreement.
       14.2 Location of Employment.. Following the occurrence of a Change in Control, unless Executive consents otherwise in writing, the headquarters for performance of his services hereunder shall be the principal corporate offices of Employer or its successor. If, following the occurrence of a Change in Control, Employer or its successor requires Executive to relocate his office outside Indianapolis, Indiana, Employer or its successor, as the case may be, shall be required to pay or reimburse Executive for reasonable relocation expenses actually incurred or paid by Executive in connection with such relocation, including, but not limited to, those types of expenses paid by Employer in connection with Executive's relocation from North Carolina to Indiana in 1991.
       14.3 Change in Control. As used herein, "Change in Control" means the acquisition by any person or group of affiliated persons of the ability, by contract or otherwise, to elect a majority of the members of the Board or the power, by contact or otherwise, to vote fifty percent (50%) or more of all classes of stock of Employer.

  15. Adjustments for Changes in Capitalization of the Employer. In the event of any change in the outstanding shares of Employer stock during the Term by reason of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, share combination, consolidation, or similar event, the number and class of shares awarded under Section 5.2.1 or covered by any Executive Option shall be appropriately adjusted by the Compensation Committee of the Board, whose determination shall be conclusive.

  16. Indemnification. Executive shall be entitled in connection with his employment hereunder to the benefit of the indemnification provisions contained in Employer's Amended and Restated Articles of Incorporation, as the same may be amended from time to time (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to Executive), to the fullest extent permitted by applicable law. Employer shall in addition cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law, as the same may be amended from time to time, to the fullest extent permitted by such chapter, to the extent required to make Executive whole in connection with any loss, cost or expense indemnifiable thereunder.

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  17.  Notices.  All notices, requests, consents and other
communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
  (a)  If to Employer:

       Emmis Broadcasting Corporation
       950 North Meridian Street
       Suite 1200
       Indianapolis, Indiana 46204
       Attn.: Board of Directors

  (b) If to Executive, to him at his address on the personnel records of Employer.

  18.  General.
       18.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Indiana..
       18.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
       18.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.
       18.4 Successors and Assigns. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive, except that Executive may designate pursuant to Section 18.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive's estate.
       18.5 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the consent in writing of Executive and Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
       18.6 Beneficiaries. Whenever this Agreement provides for any payment to Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).

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  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                      EMMIS BROADCASTING CORPORATION


                      By:       /s/ Jeffrey H. Smulyan
                         ---------------------------------------
                                        "Employer"

                               /s/ Howard L. Schrott
                         ---------------------------------------
                                   Howard L. Schrott
                                      "Executive"